February 9, 1999

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20548

          Re: Room Plus, Inc.

Ladies and Gentlemen:

          Reference is made to the letter dated January 26, 1999 addressed to Ehrenkrantz Sterling & Co., LLC (this "Firm") by Room Plus, Inc. (the "Company") in which this Firm was formally advised that the Company determined to replace this Firm as its independent accountants.

          With the referenced letter was an accompanying current Report on Form 8-K on behalf of the Company which referred to the change of accountants as an event occurring on January 19, 1999 (the "Report"). Although the Report accompanying the referenced letter was not marked as a draft, this Firm believes that the Report received was a draft. This Firm is uncertain whether any changes were made in the Report as filed thereafter by the Company.

                                ----------------

            Item 4 of the Report refers to the replacement of this Firm as the independent accountants to audit the Company's financial statements. With respect to the descriptions set forth in Item 4 of the referenced Report, we call your attention to the following:

            1. During the course of informal review of the Company's preliminary unaudited financial statements for the three months, the six months and nine months ended March 31, 1998, June 30, 1998 and September 30, 1998, this Firm raised questions concerning the gross profit of the Company for the respective periods. Components affecting the calculations of the gross profit would include (but would not be limited to) inventory and customer deposits. With respect to the statement for the three months and nine months ended September 30, 1998, we understand that the Company conducted an internal inquiry concerning gross profit and its constituent items of inventory and customer deposits, made changes in the proposed report on Form 10-QSB as initially furnished to this Firm, and thereafter filed the Report.

            2. During the course of a discussion among members of this Firm and representatives of the Company in early December, this Firm indicated that there were concerns relating to certain internal controls with respect to which this Firm wished to make a presentation to the Audit Committee of the Board of Directors of the Company. Between the time of that discussion and the receipt of the referenced letter, the Audit Committee of the Board of Directors was not made available to this Firm. Accordingly, the presentation of the internal control concerns was not presented to the Audit Committee.

            Prior to the discussion in December, this Firm advised the Company in connection with prior audits, as well as the recent subsequent interim periods, of certain concerns relating to internal control necessary to develop reliable financial statements.

            This Firm has been required to perform expanded audit procedures for the two most recent fiscal years.

            3. We disagree with the reference in the Report that management of the Company could reasonably determine that a different auditor would have a "greater expertise" in auditing the financial statements of the Company, as well as advising the Company with respect to internal accounting systems and controls.

            This Firm is a member of the SEC Practice Section of the AICPA and is peer reviewed in accordance with standards promulgated by the Peer Review Committee of the SEC Practice Section of the AICPA. These standards consider the quality control standards for an auditing and accounting practice. The Firm has continually received reports indicating the meeting of the requirements of quality control standards for an accounting and auditing practice and have conformed with professional standards established by the AICPA. The Firm has been in conformity with membership requirements of the SEC Practice Section in all material respects.

            As such, this Firm's audit and accounting practice is on the same professional level as the Company's new independent accountants.

                                   ----------

            Although this letter is addressed to the Commission, we are submitting this letter to the Company with the understanding that the Company will furnish a copy of this letter to the Commission as an exhibit to the Report.

                                    Very truly yours,

                                    /s/ Ehrenkrantz Sterling & Co., L.L.C.
                                    --------------------------------------
                                    EHRENKRANTZ STERLING & CO., L.L.C.
                                    Certified Public Accountants



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